April    21    , 1998


Dear Fellow Shareholder:

	   I am writing to you to share with you two pieces of news. First, we have raised the Equity Trust's quarterly dividend to $0.27 per share from $0.25 per share. This should be reflected in your June 1998 and September 1998 dividend checks. I encourage you to read the enclosed press release regarding this increase.

   In addition, I would like to invite you     to attend the Annual
Meeting of Stockholders of the Gabelli Equity Trust, which will be held at 9:30 a.m. on Monday, May 11, 1998, at the Cole Auditorium, Greenwich Public Library, 101 West Putnam Avenue, Greenwich,
Connecticut.

	At the Annual Meeting, one of the proposals    that
shareholders will be asked to vote upon is a proposal to ratify
authority to issue senior securities.     I would like you to
personally focus your attention on our enclosed Proxy.

	At    last year's     meeting, your Board of Directors
recommended and you        approved a resolution that allows us to
issue senior securities.

	The Trust is now being sued by a shareholder        whose goal
is to block us from issuing preferred stock.     Your Board
    believes the Trust will benefit from the issuance of preferred
stock and    we believe this proposal may    avoid the drain on the
Trust's resources caused by this        lawsuit.  Your Board believes
this is beneficial to you as a common shareholder and believes your favorable vote would reconfirm that you want to give your Board the authority to act in your interest and to issue preferred stock.
While the Board hopes this will end the current litigation, at a minimum it sends a clear signal that the shareholders have spoken again.



	Thank you for the confidence you have placed in the Gabelli
Equity Trust.

								Sincerely,
								Mario J. Gabelli








GBFCMLPR98






									For
information:
									Marc Diagonale
									(914) 921-5071


PRESS RELEASE


FOR IMMEDIATE RELEASE
Rye, New York
March 24, 1998								NYSE -
GAB

THE GABELLI EQUITY TRUST INC.
RAISES QUARTERLY DIVIDEND TO $0.27 PER SHARE
FROM $0.25 PER SHARE

	The Board of Directors of The Gabelli Equity Trust Inc. is pleased to announce an increase in the quarterly dividend to $0.27 per share from $0.25 per share. In our recent survey of shareholders, highlights of which are in our just released Annual Report, well over 90% of those who responded told us we should continue the Equity Trust's 10% Policy, which was instituted in August of 1988. Since then, the Trust has paid distributions equivalent to 10% of its average net assets each year. The following chart summarizes the total distributions made by the Equity Trust since inception:

	1987	1988	1989	1990	1991(a)	1992(b)	1993(c)
	1994(d)	1995(e)	1996	1997
     ($)	1.08	0.55	1.31	1.18	 1.09	 1.06	  1.11	  1.89
	  1.00	1.00	1.04

	(a)  On October 21, 1991, the Trust distributed Rights equivalent to $0.42 per share upon subscription of all issued shares.
	(b)  On September 28, 1992, the Trust distributed Rights equivalent to $0.36 per share upon subscription of all issued shares.
	(c)  On July 14, 1993, the Trust distributed Rights equivalent to $0.50 per share upon subscription of all issued shares.
	(d)  On November 15, 1994, the Trust distributed shares of The Gabelli Global
Multimedia Trust Inc. valued at $8.0625 per GAB share.
	(e)  On October 19, 1995, the Trust distributed Rights equivalent to $0.37 per share upon subscription of all issued shares.

	In light of the response to our survey of shareholders and the investment performance of the Equity Trust, the Board has authorized an increase in the regular quarterly dividend amounts paid in the first three quarters of each year pursuant to the Policy. Under the terms of the amended Policy, beginning with the second quarterly distribution expected in June 1998, the Trust intends to pay $0.27 per share (up from $0.25 per share) for each of the first three quarters of each year with an adjusting distribution in December to meet the requirements of the 10% Distribution Policy.

The total distribution fixed for each year will continue to be equal to the greater of 10% of the average of the net asset value per share of the Trust, as of the last day of the four preceding calendar quarters, or the minimum distribution requirements of the Internal Revenue Code.

	The Gabelli Equity Trust Inc. is a closed-end, non-diversified management investment company whose primary objective is long-term growth of capital.





GBFCMPR98